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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 2 to the Registration Statement No. 333-68120 and No. 1 to the Registration Statement No. 333-68116 on Form S-4 of USA
Networks, Inc. and Expedia, Inc., respectively, and the related joint Prospectus/Proxy and Information Statement supplement and to the incorporation by reference therein of our report dated February 1, 2001 (except for note 3 as to which the date is March 22, 2001), with respect to the consolidated financial statements and financial statement schedule of USA Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                         /s/ Ernst & Young LLP

New York, New York
January 7, 2002